UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 6, 2004


                       Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

    10210 Centurion Parkway North Suite 600                  32256
            Jacksonville, FL 32216
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)


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Item 1.1. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT. PURCHASE OF GAMES FROM SCI
LICENSE AGREEMENT.

Gizmondo Europe Ltd, subsidiary of the Company signed a contract with SCi Entertainment Group Plc (SCi), a leading games publisher, under which Gizmondo has licensed the right to develop and publish twelve SCi products for the Gizmondo platform. The agreement covers both currently released titles as well as those in the pipeline, and establishes the structure for continuing collaboration between the two companies. The agreement incorporates benchmark titles like the Conflict series, including the most recent number 1 hit,
Conflict: Vietnam. Also included is the notorious Carmageddon TDR 2000, the intensely fast Richard Burns Rally, and an A-list 2005/2006 line up to be announced.

The agreement has Gizmondo paying a minimum guarantee totalling (pound)750,000 allocated by and among the 12 products. The guarantee, which has been paid, is non-refundable but fully recoverable against earned royalties of each product. An earned royalty of 50% of net receipts is paid on each product. See the attached press release and attached license agreement.

ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On October 6, 2004 the Company  completed a sale,  (that began on  September  7,
2004), of 4 million shares of its common stock for an aggregate purchase price of $20 million. No warrants were issued. The Company negotiated the purchase price with those investors, based upon the market price of the securities at the time of the negotiation and with an appropriate discount for the restrictions on resale. Its common stock was issued to sophisticated, accredited foreign investors or foreign corporations in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended. Each had access to financial information available in public markets and was offered the opportunity to review any documents that they requested prior to making said investments. The Company will use a substantial portion of the funds at its Gizmondo Europe Ltd. subsidiary to buy game content for it's to be launched Gizmondo multi-entertainment device. The Gizmondo is scheduled to launch in the UK on October 29, 2004. (See press release attached as Exhibit 99.2)

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products and services to the Company including strategic partners, suppliers, distributors, and professional advisors. The Company anticipates that it will continue this practice. The Company has also issued warrants to purchase additional shares. The Company issued to one of its professional advisors, warrants to purchase 250,000 shares of its common stock at $5.00 per share, expiring in September 2009. The issuance of the warrants is exempt from registration under Section 4(2) under the Securities Act of 1933 as amended.

Following completion of issuing the shares pursuant to this transaction, and as a result of the issuance of shares since May 2004 and prior to the date of this filing, the Company anticipates, that it will have outstanding approximately
28.5 million common shares and warrants to purchase an aggregate of 495,525 common shares, at exercise prices ranging from $5.00 to $11.25, expiring from June 30, 2006 to September 30, 2009.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

          Exhibit 10.1 SCi License Agreement

          The Press Release dated October 11, 2004 re SCi Agreement is attached hereto as Exhibit 99.1.

          The press releases issued by the Company since May 5, 2004 when the Company filed its last Report on Form 10Q, are attached hereto as Exhibit 99.2


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender      Chief Executive Officer          October 11, 2004
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    Michael W. Carrender